Exhibit 10.2

SeaChange International

50 Nagog Park

Acton, MA 01720, USA

+1. 978.897.0100

www.seachange.com

August 28, 2019

Chad Hassler
255 Brewer Road
Saxonburg, PA 16056

Dear Chad,

Congratulations! I am pleased to confirm our offer to you with Sea Change International, Inc. (the "Company) as Chief Commercial Officer reporting to Yossi Aloni, President & Chief Executive Officer effective on August 29, 2019. The starting salary for this position is $300,000 (less, of course, all required payroll taxes, deductions and withholdings), which will be paid bi-weekly at the rate of $11,538.46. We expect that you will perform any and all duties and responsibilities typically associated with your position, and any other duties assigned to you, in a satisfactory manner and to the best of your abilities at all times. As you progress with the Company, your position, location and assignments are, of course, subject to change.

You will continue to be eligible to participate in the Company's Sales Incentive Compensation Plan ("Incentive Plan"). Such compensation will be based on your achievement of certain defined personal goals and/or sales and business targets. The targeted payout under the Incentive Plan is approximately $300,000 at 100% of your annual Sales Quota.

In addition, the Compensation Committee has approved a one-time grant of 75,000 stock options (the "Option Award") exercisable at the price of the Common Stock on September 4, 2019, with 25,000 shares to vest on September 4, 2020, 2021 and 2022.

You will also be eligible each year for a Long-Term Equity Award (the "L Tl Award"), based upon the achievement of certain to-be-determined long-term goals.

The grant, vesting and exercise of any option or any other equity vehicle shall at all times be subject to and governed by the Company's Amended and Restated 2011 Compensation and Incentive Plan.

All equity awards are subject to Board approval, and the Company reviews them annually and reserves the right to modify the programs, including goals and targets, at its sole discretion at any time.

You will continue to eligible on the same basis as other employees of the Company, to participate in and to receive benefits under a 401 (k) Plan and any Company group medical, dental, life, disability or other group insurance plan(s). Your eligibility to participate in and receive any particular benefit is subject to, and governed solely by, the applicable plan document The Company will also provide you with paid time off (currently fifteen (15) days per calendar year), to be accrued and used in accordance with its policies as in effect from time to time, plus those holidays observed by the Company. The Company reserves the right to modify, change or terminate its benefits and benefit plans from time to time in its sole discretion.

In addition the Company will enter into a Change in Control Agreement with you. If your employment with Sea Change is terminated by Sea Change without Cause (other than on account of death or Disability) and you are not entitled to payment pursuant to your Change in Control Agreement in connection therewith, subject to your execution of a general release and satisfaction agreement, in form and substance acceptable to the Sea Change, which shall include, without limitation, a noncompete provision of one year, you will be entitled to (i) a one-time payment in an amount equal to the sum of 12 months of Base Salary, payable over 12 months in equal monthly instalments, subject to applicable withholding, and (ii) an amount of your Annual Commission determined based on performance targets pro rated to the date of termination and based on actual performance through date of termination (with the RSU portion of the Annual Award to be subject to vesting on the last day of the following fiscal year). Capitalized terms used in this paragraph not otherwise defined in this letter shall have the meanings assigned to such terms in the Change in Control Agreement.

With the exception of the matters outlined in the attached Change in Control Agreement, please be advised that neither this letter nor its terms, constitutes a contract of employment, or a guarantee of employment for a specific period of time.

This offer constitutes the complete agreement between you and the Company, contains all of the terms of your proposed employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. No variations, modifications or amendments to this offer shall be deemed valid unless reduced to writing and signed by the Company and you, provided that your employment will remain at-will unless otherwise set forth in a writing signed by the Company's Chief Executive Officer.

If you have any questions or require clarification, please contact me. To indicate acceptance of these terms, please sign and return a copy of this letter (via fax, pdf or regular mail).

We look forward to your acceptance.

Sincerely,

Mark Bonney

Executive Chair, SeaChange International, Inc.

ACKNOWLEDGED AND AGREED:
Chad Hassler	Date:	August 28, 2019